EXHIBIT 99.1

Press Release	NASDQ: ABCW

FOR IMMEDIATE RELEASE
Date: October 24, 2008
ANCHOR BANCORP WISCONSIN INC. ANNOUNCES
SECOND QUARTER DIVIDEND
Madison, WI. — Anchor BanCorp Wisconsin Inc. (ABCW) announced that the Board of Directors has declared a dividend for the second quarter of its 2009 fiscal year of $.01 to be paid on November 15, 2008 to shareholders of record as of November 3, 2008.
This dividend represents a reduction of $.09 from the dividend paid in the first quarter of Fiscal 2009. Douglas J. Timmerman, Chairman, stated, “In view of the financial challenges presented by the current economic environment, the Board felt that the most prudent course of action was to focus on maintaining our capital position versus paying out these funds in the form of dividends.”
Timmerman added that, “Reducing our dividend at this time is consistent with our plans to raise up to $200 million in additional capital, as announced in our shelf filing of October 6th, 2008. We are currently working with our advisors to evaluate the best options for this plan, including the option of participating in the U.S. Treasury’s program of purchasing preferred stock in banks, launched earlier this month as part of the Emergency Economic Stabilization Act passed by the Congress on October 5th.”
“While we currently meet all regulatory capital requirements, current economic conditions make achieving a higher capital level a sound and fiscally responsible strategy,” concluded Timmerman.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has 74 full service offices and two loan origination only offices. All are located in Wisconsin.
For more information, contact Dale C. Ringgenberg, CFO, at (608) 252-1810 or Douglas J. Timmerman, Chairman, at (608) 252-8782.
Anchor BanCorp Wisconsin Inc. has filed a registration statement (including a preliminary prospectus) with the SEC for the offering referenced in this communication. Before you invest, you should read the prospectus in that registration statement and other documents Anchor BanCorp Wisconsin Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (800) 252-6246.
This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Anchor BanCorp Wisconsin Inc. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. Anchor BanCorp Wisconsin Inc.’s actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” in the preliminary prospectus, and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008 and our other periodic reports filed with the SEC. Anchor BanCorp Wisconsin Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.